Exhibit 10.38

XENOPORT, INC.

October 1, 2015

Ronald W. Barrett, PhD

Re:	Transition and Consulting Agreement

Dear Ron:

This letter sets forth the terms of the transition and consulting agreement (the “Agreement”) that XenoPort, Inc. (the “Company”) is extending to you.

1. Transition Date. You resigned as Chief Executive Officer of the Company and from all positions you hold on the Company’s Board of Directors (the “Board”), and the Company hereby accepts such resignations effective as of September 29, 2015 (the “CEO Resignation Date”); however, you will remain an employee of the Company until October 1, 2015 (the “Transition Date”), at which time your employment with the Company will terminate in all capacities. After the Transition Date, you will cease to hold any offices or positions with the Company except as otherwise provided herein.

2. Accrued Salary and Paid Time Off. The Company will pay you all accrued salary and all accrued and unused flexible time off (“FTO”) earned through the Transition Date, subject to applicable payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Expense Reimbursement. You agree that, within thirty (30) days after the Transition Date, you will submit to the Company your final documented expense reimbursement statement reflecting all business expenses you incurred through the Transition Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

4. Health Insurance. You will cease to be eligible to participate in any of the Company’s benefit plans or programs after the Transition Date; however, to the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Transition Date at your own expense (subject to the severance benefit provisions set forth below). Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice further describing your rights and obligations under COBRA on or after the Transition Date.

5. Severance Benefits. If you (i) return this fully-executed Agreement to the Company within twenty-one (21) days after you receive it, and allow the Agreement to become fully-effective and non-revocable by its terms, and (ii) remain in compliance with your continuing obligations to the Company (including under this Agreement and the agreements incorporated

Ronald W. Barrett

October 1, 2015

herein by reference) (collectively, the “Severance Conditions”), the Company will treat your exit from the Company as a “Qualifying Termination” pursuant to your Severance Rights Agreement with the Company dated February 9, 2012 (the “Severance Rights Agreement”, a copy of which is attached as Exhibit A and incorporated herein by reference) and provide you with the severance benefits described below.

(a) Baseline Severance. After the Transition Date, the Company will provide you with the severance benefits (the “Baseline Severance Package”) set forth in Section 3 (Severance – No Change of Control) of the Severance Rights Agreement, subject to the same payment timing and other terms and conditions set forth in the Severance Rights Agreement.

(b) Enhanced Severance Benefits Upon a Change of Control. If (i) within six (6) months after the CEO Resignation Date (regardless of whether or not you are an active consultant to the Company at that time), the Company enters into a definitive agreement which, upon consummation, would constitute a Change of Control (as defined in the Severance Rights Agreement), and (ii) a Change of Control subsequently results from such agreement, then, provided you remain in compliance with your continuing obligations to the Company, the Company will provide you with the enhanced severance benefits (the “Enhanced Severance Package”) set forth in Section 4 (Severance – Change of Control Period) of the Severance Rights Agreement. Any severance pay or benefits provided to you pursuant to Section 5(a) of this Agreement prior to the date of a Change of Control shall be applied to reduce your entitlements under this provision. (For avoidance of doubt, nothing in Section 4(e) (Vesting Acceleration) of the Severance Rights Agreement alters or amends any accelerated vesting benefits available to you with respect to any outstanding stock options or other equity awards you received from the Company (including but not limited to Restricted Stock Unit awards) (collectively, the “Equity Awards”) pursuant to the terms of the plan documents and agreements applicable to those Equity Awards.)

(c) Extended Exercise Period. To enable you to secure the benefits of the Enhanced Severance Package as well as other Change of Control benefits being made available to you under this Agreement, the Company will extend the exercise period applicable to the equity awards you currently hold (the “Equity Awards”), if necessary, so that each Equity Award shall remain exercisable until the later of (i) its original exercise period as provided in the Equity Awards and (ii) the date that is six (6) months after the CEO Resignation Date (the “Extended Exercise Period”). As a result of this Extended Exercise Period, any stock options held by you which are incentive stock options shall be converted to non-qualified stock options to the extent required by law. Except as provided herein, the Company makes no representations or assurances regarding the impact of the Extended Exercise Period on the Equity Awards, and you are hereby advised to consult with your own financial or tax advisors about such matters.

6. Consulting Agreement. As part of this Agreement, the Company will retain you as a consultant immediately after the Transition Date, and you agree to serve as a consultant to the Company, on the terms set forth below. (Notwithstanding the foregoing, the consulting relationship will immediate lapse and terminate if the Severance Conditions are not timely met.)

Ronald W. Barrett

October 1, 2015

(a) Consulting Period. You will serve as a consultant for a twelve (12) month period commencing immediately after the Transition Date (the “Consulting Period”), subject to the early termination provisions set forth in Section 6(g)(i) below. The parties may, in their sole discretion negotiate an extension of the Consulting Period on mutually acceptable terms, provided, however, that any such extension must be memorialized in a written agreement signed by the parties to be effective.

(b) Consulting Services. As a consultant, you shall assist the Company by performing services within your area of expertise as may be reasonably requested by the Company’s Chief Executive Officer (the “CEO”) or a duly authorized member of the Board from time to time (collectively, the “Consulting Services”), including (but not limited to) assisting with regulatory and business matters related to HORIZANT, and assisting in the Company’s efforts to explore and consummate a transaction with respect to its XP23829 product candidate. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services. You agree to make yourself available to perform the Consulting Services for up to a maximum of thirty-four (34) hours per month. You will perform the Consulting Services remotely (from your home or outside office) unless otherwise specifically requested or permitted by the CEO or Board in writing.

(c) Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor only. Nothing in this Agreement is intended, or should be construed, to create a partnership, agency, joint venture or employment relationship with the Company after the Transition Date. As an independent contractor, you will not be entitled to any of the benefits which the Company may make available to its employees generally, and you shall be solely responsible for, and shall comply at your own expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers and independent contractors. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided in this Agreement. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the Company’s CEO or the Board; and you agree not to represent to anyone that you have such authority. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(d) Compensation. You will be compensated for the Consulting Services through the cash compensation and vesting benefits described below.

(i) Fees. The Company will pay you fees for the Consulting Services (the “Fees”) in the total amount of $103,430 for the entirety of the anticipated 12-month Consulting Period, to be paid in equal monthly installments (prorated for any partial month of service), on or before the last day of each full month of the Consulting Period. The Company shall pay the Fees without withholdings or deductions and shall report such compensation by filing a Form 1099-MISC with the Internal Revenue Service as required by law. You shall be responsible for paying

Ronald W. Barrett

October 1, 2015

all taxes of any nature whatsoever arising from or relating to the Fees and any other compensation paid to you under this Agreement, including, without limitation, any federal, state and/or local taxes. You hereby indemnify and hold harmless the Company from and against any taxes, penalties, or interest that may be imposed on you by any governmental authority arising from or relating to the Fees or any other compensation provided to you for your Consulting Services.

(ii) Vesting. Your unvested Equity Awards will continue to vest during the Consulting Period on the same terms and conditions set forth in the agreements and plan documents governing the Equity Awards (collectively, the “Equity Award Agreements”); provided, however, that: (1) you shall not be entitled to receive accelerated vesting upon a termination of your consultancy for “Good Reason” (as defined in the Equity Award Agreements); and (2) your eligibility for vesting acceleration in connection with a termination of your consultancy for Cause shall be determined in accordance with Section 6(g)(iii) of this Agreement and the Cause definition contained herein.

(iii) Expense Reimbursement. The Company will reimburse you for all documented business expenses reasonably incurred by you in performing the Consulting Services pursuant to the Company’s regular business practice. You agree to submit your expense reimbursement statements in a timely fashion, and to submit a final expense reimbursement statement not later than thirty (30) days after the end of the Consulting Period.

(e) Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to the performance of the Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title and interest in all inventions, techniques, processes, materials and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter, under your Employee Proprietary Information Agreement with the Company dated August 2, 1999 (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit B and incorporated herein by reference.

(f) Other Work Activities. During the Consulting Period, you may engage in other employment, consulting or other work relationships and activities in addition to your continuing obligations to the Company as long as such relationships and activities do not compete with the business activities of the Company, or unreasonably interfere with your obligations to the Company or create an actual or apparent conflict of interest, each as determined by the Board in its sole discretion. In order to protect the trade secrets and confidential and proprietary information of the Company and to avoid any actual or apparent conflict of interest, you further agree that, during the Consulting Period, you will notify the Company, in writing, before you commence employment or accept a board position with any outside business entity.

Ronald W. Barrett

October 1, 2015

(g) Early Termination; Post-Termination Rights.

(i) Early Termination. Your consultancy with the Company will automatically end on the last day of the scheduled Consulting Period. The Consulting Period may be early terminated (prior to the expiration of the scheduled 12-month term): (1) at any time, upon mutual written consent of the parties; (2) by you, for any or no reason, upon thirty (30) days advance written notice to the Company; or (3) by the Company for Cause, effective upon written notice to you.

(ii) Cause Defined. For purposes of this Agreement, “Cause” for the Company to early terminate your consultancy means: (A) any act of personal dishonesty by you in connection with your continuing duties and relationship with the Company which is intended to result in your own substantial personal enrichment; (B) your conviction or plea of nolo contendere to a felony; (C) any willful act by you that constitutes gross misconduct and that is injurious to the Company; or (D) your failure to perform your Consulting Services in a reasonably satisfactory manner or your material breach of any of your continuing obligations to the Company under this Agreement (including, without limitation, your Proprietary Information Agreement incorporated herein by reference) which failure or breach, if reasonably susceptible of cure, continues for more than ten (10) days after the Company issues you written notice to cure.

(iii) Post-Termination Rights; Accelerated Vesting Upon a Double Trigger Event. Upon the termination of the Consulting Period for any reason, you shall be entitled to receive all compensation earned and payable for your services through the Consulting End Date, as well as reimbursement of all documented and reimbursable expenses incurred through the Consulting End Date. You will not be entitled to any further compensation or benefits from the Company after the Consulting End Date; provided, however, that (1) if your consultancy is terminated by the Company without Cause on or after a Change of Control that occurs during the Consulting Period (a “Double Trigger Event”), and (2) you provide the Company with a full general release of claims in substantially the form attached hereto as Exhibit C (the “Post-Consulting Period Release”) within ten (10) business days after the Consulting End Date, your then-outstanding unvested Equity Awards (including all service-based and performance-based Equity Awards) will vest in full effective as of the later of the day immediately prior to the Change of Control or the Consulting End Date.

7. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional compensation, severance (including but not limited to under the Severance Agreement) or benefits on or after the Transition Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any equity interests or vesting, bonus, incentive compensation, commissions or severance, and that you will not continue to vest in or earn any additional equity interests, bonus, incentive compensation, commissions or severance after the Transition Date.

Ronald W. Barrett

October 1, 2015

8. Return of Company Property.

(a) General Obligations. By no later than October 31, 2015 and excluding the Consulting Materials (defined below), you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including but not limited to Company files, notes, correspondence, e-mail or other electronically stored information, financial and operational information, customer lists and contact information, technical design or systems information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including but not limited to computers, laptops, facsimile machines, mobile telephones, handheld devices, tablets and servers), credit cards, entry cards, identification badges, keys and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part and in any medium), without retaining any copy, reproduction or embodiment of any such information in any form. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally-owned computer, server or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then on or before October 31, 2015 and excluding the Consulting Materials, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any copies, reproductions or embodiments (in whole or in part); and you agree to provide the Company reasonable access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this Section 8(a) is a precondition to your receipt of the severance benefits provided hereunder.

(b) Consulting Materials. You shall be entitled to temporarily retain all Company documents and other Company property in your possession or control that the Company expressly authorizes you in writing to retain in order to perform the Consulting Services (collectively, the “Consulting Materials”); provided, however, that you agree to return all Consulting Materials to the Company at the end of the Consulting Period or upon the Company’s earlier request, without retaining any copies, reproductions or embodiments (in whole or in part). If you used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company in connection with your performance of the Consulting Services, then within (30) days after Consulting End Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any copies, reproductions or embodiments (in whole or in part); and you agree to provide the Company reasonable access to your system, as requested, to verify that the necessary copying and deletion is done.

9. Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, attorneys, shareholders, parents, subsidiaries, agents and affiliates,

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October 1, 2015

in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.

10. Non-Interference. During the Consulting Period and for twelve (12) months thereafter, you agree that you will not directly or indirectly by any means (including but not limited to acting by or through any other person or entity) solicit, induce or attempt to solicit or induce any employee, independent contractor, consultant or service provider of the Company to terminate or breach any his, her or its employment, contractual or other business relationship with the Company.

11. Communications. Except as otherwise authorized or required by this Agreement, any statements or disclosures made by either party to communicate your change in status (including the reasons for your departure from the Company) shall be consistent with the text attached hereto as Exhibit D (the “Statement”) as well as the parties’ other obligations under this Agreement (including but not limited to the obligations under Section 9 (Nondisparagement) above. Notwithstanding any other provision of this Agreement, the parties acknowledge that the Company may disclose the material terms of this Agreement and publicly file the Agreement as required by applicable securities laws.

12. No Adverse Action/Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any other person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims; provided, however, that this limitation shall not prevent you from pursuing a claim on your own behalf (to the extent such claim is not released by you pursuant to this Agreement) or from providing truthful and accurate testimony when requested by the Company or required under compulsion of law. Further, you agree to voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, and preparing for and providing truthful and accurate deposition and trial testimony.

13. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party, and neither party makes any such admission.

14. Release of Claims.

(a) General Release. In exchange for the severance benefits, extended exercise period and post-employment consulting relationship being extended to you under this Agreement, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

Ronald W. Barrett

October 1, 2015

(b) Scope of Release. The Released Claims include but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment relationship; (ii) all claims arising from your role, status or activities as a director, employee, equityholder, or adviser of the Company; (iii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iv) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (v) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (vi) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the California Labor Code and the California Fair Employment and Housing Act.

(c) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(d) Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

(e) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which cannot be waived as a matter of

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October 1, 2015

law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor or any analogous federal or state government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

15. Representations. You hereby represent and warrant that, except as provided herein, (a) you have been paid all compensation owed and for all time worked for the Company through the Transition Date, (b) you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any applicable law or Company policy, and (c) you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

16. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, or causes of action (including statutory claims) arising from or relating to the enforcement, breach, performance, negotiation, execution or interpretation of this Agreement (including claims with respect to your severance benefits, your consultancy with the Company or the termination of that consulting relationship) shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Jose, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the right to determine if an issue is subject to this arbitration obligation; (b) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (c) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17. General. This Agreement, including the Exhibits hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written

Ronald W. Barrett

October 1, 2015

or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by you and a duly-authorized representative of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by applicable law, consistent with the intent of the parties. This Agreement will be construed and enforced in accordance with the laws of the State of California without respect to conflicts of law principles. In construing this Agreement, any ambiguity shall not be construed against either party as the drafter. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile copies of signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days after the date of this Agreement. The Company’s offer of enhanced severance benefits and a post-employment consulting relationship contained herein will automatically lapse and expire if we do not receive the fully-signed Agreement from you within this time period.

Sincerely,

XENOPORT, INC.

By:	/s/ Paul L. Berns
Paul L. Berns
Chair, Compensation Committee of the Board of Directors

Exhibit A – Severance Rights Agreement
Exhibit B –Proprietary Information Agreement
Exhibit C – Post-Consulting Period Release
Exhibit D – Statement

UNDERSTOOD AND AGREED:

/s/ Ronald W. Barrett
Ronald W. Barrett

October 1, 2015
Date